CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 23, 2007 for the Nagle Total Market Plus Fund (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 2 under the Investment Company Act of 1940 to Nagle Fund’s Registration Statement on Form N-1A (File Nos. 333-129281 and 811-21826), including the references to our firm under the heading “Financial Highlights” in the prospectus and the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

April 30, 2007

/s/ Sanville & Company

Sanville & Company